UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1083890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6040 Dutchmans Lane

Louisville, Kentucky  40205

(Address of Principal Executive Offices, including Zip Code)

TEXAS ROADHOUSE, INC. 2021 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Christopher C. Colson

General Counsel

6040 Dutchmans Lane

Louisville, Kentucky 40205

(502) 426-9984

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001	6,848,441 shares	$96.225	$658,991,235.20	$71,895.95

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock to be offered or issued under the Texas Roadhouse, Inc. 2021 Long-Term Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on May 13, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Texas Roadhouse, Inc., a corporation organized under the laws of Delaware (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2020, filed with the Commission on February 26, 2021;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2021, filed with the Commission on May 7, 2021;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on December 31, 2020, February 18, 2021 (except information furnished under Item 2.02), March 19, 2021 (except information furnished under Item 7.01), April 2, 2021, April 29, 2021 (except information furnished under Item 2.02), and May 4, 2021;

(d)	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 2, 2021; and

(e)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A as filed under the Exchange Act on October 1, 2004, including any amendments or reports filed thereunder that update or otherwise modify such descriptions, including the Description of Securities in Exhibit 4.2 of the Company’s Form 10-K for the year ended December 31, 2019.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that:

(a)	A corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of such corporation or is or was serving, at the request of such corporation, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

(b)	In an action brought by or on behalf of a corporation, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation; and

(c)	Where a director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Article X of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant may indemnify its directors and officers to the fullest extent permitted by law in any action or proceeding, whether civil, criminal, administrative, or investigative.

Article VII, Section 1 of the Registrant’s Bylaws (the “Bylaws”) provides that the Registrant will, to the fullest extent permitted by law, indemnify its directors and officers against all liabilities and expenses (including attorney's fees) in any action, suit or proceedings, whether civil, criminal, administrative or investigative, arising out of their status as such or their activities in any of the foregoing capacities. Indemnification provided under the Bylaws will, in each case, include advances of a director's or officer's expenses prior to final disposition of such proceeding upon receipt of an undertaking to repay such amount unless it will ultimately be determined that he or she is not entitled to be indemnified.

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities under the Securities Act, which might be incurred by them in such capacities.

In addition, the Registrant may, from time to time, enter into indemnification agreements with each of its directors and officers against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Registrant, effective October 4, 2004, incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on August 5, 2016.

4.2	Bylaws of the Registrant, effective May 5, 2004, incorporated herein by reference to Exhibit 3.3 to the Registrant 's Form S-1 filed on May 7, 2004.

4.4	Texas Roadhouse, Inc. 2021 Long-Term Incentive Plan, effective as of May 13, 2021, incorporated herein by reference to the Registrant’s Definitive Proxy Statement filed on April 2, 2021.

5.1	Opinion of Mayer Brown, LLP.

23.1	Consent of Mayer Brown, LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 17th day of May, 2021.

TEXAS ROADHOUSE, INC.

By:	/s/ Tonya R. Robinson
Tonya R. Robinson
Chief Financial Officer

Each person whose signature appears below hereby severally constitutes and appoints Gerald L. Morgan, Tonya R. Robinson, and Christopher C. Colson, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerald L. Morgan	Chief Executive Officer and President	May 17, 2021
Gerald L. Morgan	(Principal Executive Officer)

/s/ Tonya R. Robinson	Chief Financial Officer	May 17, 2021
Tonya R. Robinson	(Principal Financial Officer)
(Principal Accounting Officer)

/s/ Michael A. Crawford	Director	May 17 2021
Michael A. Crawford

/s/ Gregory N. Moore	Chairman of the Board of Directors	May 17, 2021
Gregory N. Moore

/s/ Curtis A. Warfield	Director	May 17, 2021
Curtis A. Warfield

/s/ Kathleen M. Widmer	Director	May 17, 2021
Kathleen M. Widmer

/s/ James R. Zarley	Director	May 17, 2021
James R. Zarley